UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DWS RREEF REAL ESTATE FUND II, INC.

(Name of Registrant as Specified In Its Charter)

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Letter to Stockholders from the Independent Chairman of the Fund

Dear Stockholders:

The past 12 months have been a tumultuous time for your Fund. Extreme market volatility in the commercial real estate sector, compounded by the Fund’s leverage and, in some cases, poor securities selection by its portfolio managers, resulted in significant losses in your Fund’s portfolio during the second half of 2008 and the first quarter of 2009. Although the value of the Fund’s portfolio rebounded significantly in the second quarter of 2009 –— with a net return of 37.04% –— overall results for the first half of the year were still negative, showing a net return of –17.78%, in each case measured on the basis of net asset value (”NAV”).

These investment losses have reduced the size of the Fund to $28 million (reflecting only common share net assets). At this reduced size, the ongoing costs of operating the Fund become a larger burden on the Fund’s stockholders. The Board of Directors of your Fund has carefully examined the current circumstances of the Fund, including trading discounts for Fund shares that have recently approached 30% and the potentially disruptive actions of a corporate raider (the ”Horejsi group”), who began acquiring shares in late 2008 with the goal of taking control of your Fund.

Recent Board Actions to Enhance Stockholder Value

Your Fund’s Board of Directors has taken a number of important actions to protect and enhance stockholder value in the face of these challenges. First, in an effort to help control the operating costs of your Fund, we have negotiated a significant reduction in the management fee paid by your Fund. We have also considered possible ways of addressing the current trading discount in the Fund’s share price. As you are aware, the Board previously proposed liquidation of the Fund as a means of providing all stockholders liquidity at full NAV. We have decided that stockholders should have another opportunity to vote on a liquidation proposal at the upcoming annual meeting. If this proposal again fails to receive a sufficient number of votes, the Board intends to give consideration to implementing a significant tender offer early next year. Finally, the Board has taken further action to block efforts by the Horejsi group to increase its voting position in the Fund, so that your Fund’s future can be decided by long–term stockholders free of conflicting financial interests. These actions, and the factors that led us to our decisions, are described in greater detail below.

Results of the Recent Special Meeting of Stockholders

Earlier this year the Independent Directors of your Fund undertook a comprehensive review of the Fund’s prospects, which resulted in our recommendation that stockholders approve the liquidation of the Fund. The Board believed that stockholders would benefit from a liquidation in a number of ways, including:

•	realizing the current NAV of their investment, thereby eliminating the impact of the current trading discount;
•	realizing a tax loss that they could use to offset other market gains;
•	avoiding potentially higher operating costs associated with the reduced size of the Fund; and
•	having the opportunity to reinvest in another real estate investment vehicle of their choosing.

At the Special Meeting of Stockholders held on May 20, 2009, stockholders voted by a margin of roughly 3 to 1 in favor of the proposed plan of liquidation (excluding the votes of the Horejsi group). However, because not enough stockholders voted their shares, the proposal failed to receive the number of votes legally required for approval.

The Horejsi Group’s Self–Serving Efforts to Take Control of Your Fund

Beginning in late 2008, investors associated with a well–known “corporate raider” who specializes in targeting small closed–end funds began acquiring a stake in the Fund. This investor group, which is run by Mr. Stewart Horejsi, has stated its intention to acquire control of the Fund. Based on its public statements and its actions in regard to several other closed–end funds, the ultimate goals of the Horejsi group appear to include radical changes to the investment strategy of the Fund, the appointment of one of its affiliated companies as the manager for the Fund and, ultimately, an increase in the Fund’s management fees.

The Horejsi group has informed us of its intention to present various proposals at the Fund’s annual meeting of stockholders later this year designed to enable it to gain control of your Fund. The Board of Directors of your Fund believes that the Horejsi group has demonstrated a pattern of seizing control of small closed–end funds and operating them in a self–serving manner and they should not be trusted to serve as reliable stewards for your investment in the Fund. The Horejsi group has little experience in operating real estate funds and would likely transform your Fund into an investment product radically different from what stockholders contemplated when they invested in the Fund.

While the Horejsi group would clearly benefit if it succeeded in taking control of your Fund, it is hard to see how other stockholders would benefit. They would find themselves trapped in a situation where the Horejsi group controls the Board as well as the outcome of any stockholder votes. They would likely have little prospect of realizing NAV on their investment unless Mr. Horejsi decided it was in his personal interest to liquidate the Fund. Accordingly, the Board intends to oppose further efforts by the Horejsi group to acquire control of your Fund.

The Board continues to believe that the future of your Fund should be decided by long–term stockholders of the Fund and not by a recently arrived, self–appointed spokesman for stockholders with clearly conflicting financial interests. Earlier this year, the Board approved a stockholder rights plan (sometimes called a “poison pill”) to block the Horejsi group from acquiring additional shares. This plan expired on August 18, 2009. On August 14, 2009, the Board approved a new stockholder rights plan in order to limit the influence of the Horejsi group in determining the outcome of stockholder voting at the Fund’s annual meeting.

Looking to the Future; Implementation of a Significant Fee Reduction

The Board of Directors and a special committee of the Board have met on numerous occasions since the recent Special Meeting of Stockholders to consider the results of the vote and review the current circumstances of the Fund and its prospects for the future. The Board has met with representatives of the Fund’s manager and received assurances that the Fund has sufficient assets to continue to operate as a viable diversified portfolio of real estate investments. The manager has also advised us that earlier concerns regarding the Fund’s ability to maintain its tax qualification have been favorably resolved. In considering the Fund’s continued viability, the Board noted the improved investment performance of the Fund during the second quarter of the year.

In addition, the Board has examined possible ways of reducing the Fund’s operating expenses. In this regard, the Board requested, and the Fund’s manager agreed to, a reduction in the Fund’s management fee. The Fund’s current investment management agreement provides for an annual fee of 0.85% of the Fund’s average managed assets (i.e., average net assets of the common shares plus any leverage assets), with a series of diminishing waivers scheduled to expire in 2012. Under a new management agreement effective September 1, 2009, the Fund’s management fee will be fixed at 0.55%.

Taking all of these considerations into account, the Board has decided to stay the course with the current manager. With reduced management fees for the Fund and improving market conditions, the Board believes the Fund is reasonably positioned to operate in accordance with its stated investment objective and policies for the indefinite future. The Board will continue to monitor performance and consider possible alternative management arrangements if we deem it advisable.

A New Liquidation Proposal and Other Possible Liquidity Events

By voting for the proposed plan of liquidation, many stockholders expressed a preference for liquidating their investment at NAV. In light of the small size of the Fund and the significant discount in the trading price of the Fund’s shares, the Board believes that stockholders should have another opportunity to vote on the question of liquidation. Accordingly, the Board intends to place a liquidation proposal on the agenda for the annual meeting of the Fund’s stockholders to be held later this year. The Board continues to believe that liquidation remains the best available option for maximizing shareholder value and treating all shareholders equally, but recognizes that this is ultimately a decision to be made by stockholders.

The Board also considered other possible ways to provide liquidity at or near NAV. We concluded that open–ending was not practical in light of the small size of the Fund. We considered merging the Fund into another DWS Fund, but concluded this would involve considerable costs and face an uncertain stockholder vote. Finally, we considered a possible tender offer for a significant portion of the Fund’s outstanding shares. The Board decided to give further consideration to a possible tender offer in early 2010, after taking into account the results of the annual meeting.

o o o o o

We continue to monitor the situation closely and, as viable alternatives present themselves, we will keep you informed of our thinking. The Fund will be mailing a proxy statement later this year in connection with the 2009 annual meeting, which will address many of these matters. We urge you to review that proxy statement carefully when it arrives in your mail.

Sincerely yours,

Paul K. Freeman,

Chairman of the Board

August 20, 2009

FOR MORE INFORMATION: The foregoing is not a solicitation of any proxy. For more information regarding the Fund, or to receive a free copy of materials filed with the SEC (including the proxy statement relating to the 2009 annual meeting of stockholders once it is filed with the SEC), please visit www.dws–investments.com. Free copies of such materials can also be found on the SEC’s Web site www.sec.gov. Please read the proxy statement carefully when it is available because it will contain important information regarding your investment in the Fund.

The Fund, its directors, executive officers and other members of management may be deemed to be participants in any future solicitation of the Fund’s security holders in connection with its 2009 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2008 and its proxy statement for the 2009 annual meeting of stockholders when it becomes available.

This Letter to Stockholders is not a part of the Report to Stockholders that follows.